Registration No. 333-
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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                         ----------------------

                                FORM S-3

                        REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                         -----------------------


                    New England Business Service, Inc.
           -----------------------------------------------------
          (Exact name of registrant as specified in its charter)


              Delaware                             04-2942374
   -------------------------------            --------------------
   (State or other jurisdiction of            (I.R.S. Employer
   organization or incorporation               Identification No.)


                              500 Main Street
                       Groton, Massachusetts 01471
                              (978) 448-6111
       -------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Craig Barrows
                        General Counsel and Secretary
                      New England Business Service, Inc.
                               500 Main Street
                        Groton, Massachusetts 01471
                               (978) 448-6111
          ---------------------------------------------------------
          (Name, address, including zip code, and telephone number, including area code, of agent for service)


     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the selling stockholder shall determine.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment fileed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE
                       -------------------------------
                                Proposed       Proposed
  Title of                      Maximum        Maximum       Amount of
Securities to  Amount to be  Offering Price    Aggregate    Registration
be Registered   Registered     Per Share*   Offering Price       Fee
-------------  ------------  -------------- --------------  ------------
Common Stock
($1.00 par       20,000         $27.16         $543,200       $151.01
  value)

* Estimated solely for the purpose of calculating the registration fee.
This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's common stock as reported in the consolidated reporting system of the New York Stock Exchange on September 17, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become on such date as the Commission, acting pursuant to said section 8(a), may determine.
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


                             PROSPECTUS
                             ----------


                 NEW ENGLAND BUSINESS SERVICE, INC.


                           20,000 Shares
                                 of
                            Common Stock


     This prospectus relates to he offering of up to 20,000 shares of our common stock. These shares may be offered and sold from time to time by the stockholder identified in this prospectus. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of the shares, which we estimate to be $7,700.

     Our common stock is listed on the New York Stock Exchange under the symbol "NEB". On September 17, 1999, the last price of one share of our common stock on the NYSE was $27.4375

     In this prospectus, references to "NEBS", "we", "us" and "our" refer to New England Business Service, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         The date of this prospectus is September 20, 1999

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.


                       INFORMATION ABOUT NEBS

     NEBS was founded in 1952, incorporated in Massachusetts in 1955 and reincorporated in Delaware in 1986. NEBS designs, produces and distributes business forms, checks, envelopes, labels, greeting cards, signs, stationery and related printed products. We also distribute packaging, shipping and warehouse supplies, software, work clothing and other business products. Our target market is small businesses located in the United States, Canada, the United Kingdom and France. We promote and sell our products through mail order, direct sales, telesales, dealers and the Internet.


                  WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.nebs.com. These materials can be read at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     1. NEBS' Annual Report on Form 10-K for the fiscal year ended
June 26, 1999.

     2. The description of NEBS' common stock contained in the registration statement on Form 8-A, filed by NEBS on February 2, 1995, including any amendment or reports filed for the purpose of updating such description.

     3. The description of the purchase rights attached to NEBS' common stock contained in Amendment No. 1 to the registration statement on Form 8-A, filed by NEBS on February 15, 1995, including any amendment or reports filed for the purpose of updating such description.

     You may request free copies of these filings by writing or telephoning us at the following address:

          Investor Relations Department
          New England Business Service, Inc.
          500 Main Street
          Groton, MA 01471
          (978) 448-6111


          SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

     We are registering all 20,000 shares on behalf of Richard H. Rhoads, who has been a member of NEBS' board of directors since 1970. The shares were originally issued to Mr. Rhoads on May 25, 1999 in connection with his exercise of a stock option that was granted to him under a stock option agreement dated as of July 28, 1989. The following table contains information regarding Mr. Rhoads's beneficial ownership of our common stock as of September 20, 1999.

                              Shares                         Shares
                            Beneficially                  Beneficially
                              Owned           Shares         Owned
                             Prior to         Being          After
Name                         Offering(1)     Offered       Offering(1)
----                       -------------     -------     -------------
Richard H. Rhoads             55,537         20,000         35,537

(1) Amounts represent less than 1% of the outstanding shares. Amounts include (a) 26,000 shares which may be exercised within 60 days of September 20, 1999 through the exercise of stock options; and (b) 1,000 shares owned by Mr. Rhoads's wife individually and 841 shares owned by his wife and a co-trustee of a trust for the benefit of Mr. Rhoads's children, as to all of which shares Mr. Rhoads disclaims beneficial ownership.


     As used in this prospectus, the term "selling stockholder" refers to Mr. Rhoads and includes any pledgees, donees, transferees or other successors-in-interest selling shares received from Mr. Rhoads as a gift or other non-sale-related transfer after the date of this prospectus.

     The selling stockholder will act independently of NEBS in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares on the NYSE, in private transactions or in a combination of these methods of sale. The selling stockholder may also sell or distribute shares through other means if NEBS appropriately amends or supplements this prospectus as required to describe the terms of the sale or distribution. The selling stockholder may sell the shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated or fixed prices.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. The selling stockholder will pay commissions or discounts to brokers or dealers in amounts to be negotiated immediately before the sale. The selling shareholder and any brokers or dealers involved in the sale of the shares may be considered to be "underwriters" within the meaning of section 2(a)(11) of the Securities Act of 1933. Accordingly, any commissions or discounts received by them may qualify as underwriters' compensation under the Securities Act.

     We will bear the costs relating to the registration of the shares, but the selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     In addition to selling the shares under this prospectus, the selling stockholder may transfer the shares by gift, or sell the shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.


                             LEGAL MATTERS

     The validity of the shares being offered in this prospectus will be passed upon for NEBS by Craig Barrows, who is NEBS' General Counsel and Secretary. As of the date of this prospectus, Mr. Barrows is the holder of options to purchase 20,000 shares of NEBS' common stock, granted pursuant to the NEBS 1997 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan, and has 334 shares allocated to his account in NEBS' 401(k) Plan.


                                EXPERTS

     The financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended June 26, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution

     The expenses relating to the registration of the shares will be borne by the registrant. These expenses are estimated to be as follows:

     SEC Registration Fee                  $  151.01
     Legal fees and expenses                2,500.00
     Accounting fees and expenses           5,000.00
     Miscellaneous                             48.99
                                            --------
                    Total                  $7,700.00


Item 15.  Indemnification of Directors and Officers.

     The registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful. Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against such liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article Eleven of the registrant's by-laws requires the registrant, to the full extent permitted from time to time under Delaware law, to indemnify and upon request advance expenses to any person who was or is a party to or is otherwise involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant or while a director or officer is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of any corporation or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The foregoing does not require the registrant to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person, except with respect to proceedings to enforce the foregoing rights to indemnification. Any person seeking indemnification under this provision will be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established.

     Section 12 of the registrant's Certificate of Incorporation provides that a director of the registrant will not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined.

     The registrant has obtained a directors' and officers' liability insurance policy to provide coverage for the registrant's officers and directors.


Item 16. Exhibits.

     Exhibits required as part of this registration statement are listed in the index on page II-6.


Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Groton, Massachusetts, this 20th day of September, 1999.

                                      New England Business Service, Inc.


                                      By: DANIEL M. JUNIUS
                                         -------------------------------
                                         Daniel M. Junius
                                         Senior Vice President and
                                         Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and constitutes Robert J. Murray and Daniel M. Junius, and each of them singly, such person's true and lawful attorneys with full power to them, and each of them singly, to sign for such person in such person's name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, and such person hereby ratifies and confirms such person's signature as it may be signed by said attorneys, or any of them, to any and all such amendments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                      Date
---------                  -----                      ----

ROBERT J. MURRAY
---------------------      Chairman, President and    September 20, 1999
Robert J. Murray           Chief Executive Officer
                           (principal executive
                           officer), Director

DANIEL M. JUNIUS
---------------------      Senior Vice President and  September 20, 1999
Daniel M. Junius           Chief Financial Officer
                           (principal financial and
                           accounting officer)

NEIL S. FOX
---------------------      Director                   September 20, 1999
Neil S. Fox

ROBERT L. GABLE
---------------------      Director                   September 20, 1999
Robert L. Gable

BENJAMIN H. LACY
---------------------      Director                   September 20, 1999
Benjamin H. Lacy

HERBERT W. MOLLER
---------------------      Director                   September 20, 1999
Herbert W. Moller

RICHARD H. RHOADS
---------------------      Director                   September 20, 1999
Richard H. Rhoads

BRIAN E. STERN
---------------------      Director                   September 20, 1999
Brian E. Stern

M. ANNE SZOSTAK
---------------------      Director                   September 20, 1999
M. Anne Szostak

EXHIBIT INDEX

Exhibit Number                   Description
--------------                   -----------

     4.1          Certificate of Incorporation of the registrant
                  (incorporated by reference to Exhibit 7(a) to the registrant's current report on Form 8-K dated
                  October 31, 1986).

     4.2 Certificate of Merger of New England Business Service, Inc. (a Massachusetts corporation) and the registrant, dated October 24, 1986, amending the Certificate of Incorporation of the registrant by adding Articles 14 and 15 thereto (incorporated by reference to Exhibit 7(a) to the registrant's current report on Form 8-K dated October 31, 1986).

     4.3 Certificate of Designations, Preferences and Rights of Series A Participating Preferred Stock of the registrant, dated October 27, 1989 (incorporated by reference to Exhibit (3)(c) to the registrant's annual report on Form 10-K for the fiscal year ended June 30,
                  1995).

     4.4 By-laws of the registrant, as amended (incorporated by reference to Exhibit 3.2 to the registrant's annual report on Form 10-K for the fiscal year ended June 26,
                  1999).

     4.5 Specimen stock certificate for shares of Common Stock, par value $1.00 per share, of the registrant
                  (incorporated by reference to Exhibit (4)(a) to the registrant's annual report on Form 10-K for the fiscal year ended June 30, 1995).

     4.6 Amended and Restated Rights Agreement, dated as of October 27, 1989, as amended as of October 20, 1994, between the registrant and BankBoston, N.A., as rights agent, including as Exhibit B the forms of Rights Certificate Election to Exercise (incorporated by reference to Exhibit 4 to the registrant's current report on Form 8-K dated October 25, 1994).

     5            Opinion of General Counsel.

    23.1          Consent of Deloitte & Touche LLP.

    23.2 Consent of General Counsel (contained in the opinion filed as Exhibit 5 to this registration statement).

    24 Power of Attorney (included in the signature page to this registration statement).